Filed Pursuant to Rule 424(b)(5)
Registration No. 333-170686

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 10, 2013

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 18, 2010)

11,100,000 Shares

Portland General Electric Company

Common Stock

We expect to enter into a forward sale agreement with an affiliate of Barclays Capital Inc., which affiliate we refer to as the forward purchaser. Barclays Capital Inc., as agent for its affiliated forward purchaser, and whom we refer to in such agency capacity as the forward seller, is, at our request, borrowing from third parties and selling to the underwriters 11,100,000 shares of our common stock in connection with a forward sale agreement between us and the forward purchaser. If the forward purchaser determines, in its commercially reasonable judgment, that the forward seller is unable to borrow, or that the forward seller is unable to borrow at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date such number of shares of our common stock, then we will issue and sell to the underwriters a number of shares equal to the number of shares that the forward seller does not borrow and sell.

We will not initially receive any proceeds from the sale of the shares of our common stock offered hereby, except in certain circumstances described in this prospectus supplement. Although we expect to fully physically settle the forward sale agreement entirely by delivering shares of our common stock in exchange for cash proceeds on a date or dates specified by us within approximately 24 months of the date of this prospectus supplement, we may elect cash or net share settlement for all or a portion of our obligations under the forward sale agreement if we conclude it is in our best interest to do so. See “Underwriting (Conflicts of Interest)—Forward Sale Agreement” for a description of the forward sale agreement.

Our common stock is listed on the New York Stock Exchange under the symbol “POR.” On June 7, 2013, the closing price of our common stock on the New York Stock Exchange was $31.19 per share.

Investing in our common stock involves a high degree of risk. See “Risk factors ” beginning on page S-9 of this prospectus supplement.

	Per Share	Total
Price to the public	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to Portland General Electric Company, before expenses(2)	$	$

(1)	We refer you to “Underwriting (Conflicts of Interest)” on page S-19 of this prospectus supplement for additional information regarding underwriting compensation.
(2)	Depending on the price of our common stock at the time of settlement of the forward sale agreement and the relevant settlement method, we may receive proceeds upon settlement of the forward sale agreement, which settlement is scheduled to occur no later than approximately 24 months after the date of this prospectus supplement. For the purposes of calculating the aggregate net proceeds to us, we have assumed that the forward sale agreement is fully physically settled based on the initial forward sale price of $ (which is the public offering price of our common stock, less the underwriting discount shown above). The forward sale price is subject to adjustment pursuant to the terms of the forward sale agreement, and the actual proceeds, if any, will be calculated pursuant to the forward sale agreement as described in this prospectus supplement. Unless the federal funds rate increases substantially prior to the settlement of the forward sale agreement, we expect to receive less than the initial forward sale price per share upon physical settlement of the forward sale agreement.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase from us directly up to an additional 1,665,000 shares of common stock. If such option is exercised, we will sell all of the additional shares of our common stock covered by such option to the underwriters rather than requiring the forward seller to borrow and sell such additional shares to the underwriters.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The underwriters are offering the shares of our common stock as set forth under “Underwriting (Conflicts of Interest).” The underwriters expect to deliver the shares to investors on or about June     , 2013.

Joint Book-Running Managers

Barclays
J.P. Morgan
Wells Fargo Securities
BofA Merrill Lynch

Co-Manager

Morgan Stanley

Prospectus Supplement dated June     , 2013

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front cover of these documents and that the information incorporated herein by reference is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important that you read and consider all of the information in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus and any document incorporated by reference, on the other hand, in making your investment decision.

Prospectus Supplement

Prospectus

About this prospectus supplement

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about the shares of our common stock that we are selling in this offering and about the offering itself. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock and other information you should know before investing in our common stock. Before purchasing any shares of common stock, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where you can find more information” and “Incorporation of certain documents by reference.”

Information regarding forward-looking statements

Some of the statements included in this prospectus supplement, the accompanying prospectus and the other public filings incorporated by reference herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based upon management’s current expectations, beliefs, plans, objectives, estimates and assumptions regarding future events or performance and other matters. Forward-looking statements include statements regarding future operations, cash flows from operations, business prospects, expected changes in future loads, the outcome of litigation and regulatory proceedings, future capital expenditures, market conditions, future events or performance and other matters. Forward-looking statements also include other statements containing words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will likely result,” “will continue,” “should,” or similar expressions, which are intended to identify forward-looking statements.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those risks discussed in “Risk factors” set forth in this prospectus supplement and the accompanying prospectus or otherwise incorporated by reference, that could cause actual results or outcomes to differ materially from those expressed. PGE’s expectations, beliefs and projections are expressed in good faith and are believed by PGE to have a reasonable basis including, but not limited to, management’s examination of historical operating trends and data contained in records and other data available from third parties, but there can be no assurance that PGE’s expectations, beliefs or projections will be achieved or accomplished.

In addition to any assumptions and other factors and matters discussed elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference herein, some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include:

•

governmental policies and regulatory audits, investigations and actions, including those of the Federal Energy Regulatory Commission (the “FERC”) and the Public Utility Commission of Oregon (the “OPUC”) with respect to allowed rates of return, financings, electricity pricing and price structures, acquisition and disposal of facilities and other assets, construction and operation of plant facilities, transmission of electricity, recovery of power costs and capital investments, and current or prospective wholesale and retail competition;

•

economic conditions that result in decreased demand for electricity, reduced revenue from sales of excess energy during periods of low wholesale market prices, impaired financial stability of vendors and service providers and elevated levels of uncollectible customer accounts;

S-i

•

the outcome of legal and regulatory proceedings and issues including, but not limited to, the matters described in Note 7, Contingencies, in the Notes to Consolidated Financial Statements in Item 1.— “Financial Statements” of our Quarterly Report on Form 10-Q for the quarter ending March 31, 2013;

•

unseasonable or extreme weather and other natural phenomena, which could affect customers’ demand for power and PGE’s ability and cost to procure adequate power and fuel supplies to serve its customers, and could increase PGE’s costs to maintain its generating facilities and transmission and distribution systems;

•

operational factors affecting PGE’s power generation facilities, including forced outages, hydro and wind conditions, and disruption of fuel supply, which may cause PGE to incur repair costs, as well as increased power costs for replacement power;

•	the failure to complete capital projects on schedule and within budget or the abandonment of capital projects, which could result in PGE’s inability to recover project costs;

•

volatility in wholesale power and natural gas prices, which could require PGE to issue additional letters of credit or post additional cash as collateral with counterparties pursuant to power and natural gas purchase agreements;

•

capital market conditions, including access to capital, interest rate volatility, reductions in demand for investment-grade commercial paper, as well as changes in PGE’s credit ratings, which could have an impact on PGE’s cost of capital and its ability to access the capital markets to support requirements for working capital, construction costs, and the repayments of maturing debt;

•

future laws, regulations, and proceedings that could increase PGE’s costs or affect the operations of PGE’s thermal generating plants by imposing requirements for additional emissions controls or significant emissions fees or taxes, particularly with respect to coal-fired generation facilities, in order to mitigate carbon dioxide, mercury and other gas emissions;

•	changes in wholesale prices for fuels, including natural gas, coal and oil, and the impact of such changes on PGE’s power costs, and changes in the availability and price of wholesale power;

•	changes in residential, commercial, and industrial customer growth, and in demographic patterns, in PGE’s service territory;

•	the effectiveness of PGE’s risk management policies and procedures and the creditworthiness of customers and counterparties;

•	declines in the fair value of debt and equity securities held for the defined benefit pension plans and other benefit plans, which could result in increased funding requirements for such plans;

•	changes in, and compliance with, environmental and endangered species laws and policies;

•	the effects of climate change, including changes in the environment, which may affect energy costs or consumption, increase PGE’s costs, or adversely affect its operations;

•	new federal, state, and local laws that could have adverse effects on operating results;

•

cyber security attacks, data security breaches, or other malicious acts that cause damage to PGE’s generation and transmission facilities or information technology systems, or result in the release of confidential customer and proprietary information;

•	employee workforce factors, including a significant number of employees approaching retirement, potential strikes, work stoppages, and transitions in senior management;

•	political, economic, and financial market conditions;

•	natural disasters and other risks, such as earthquake, flood, drought, lightning, wind, and fire;

•	financial or regulatory accounting principles or policies imposed by governing bodies; and

•	acts of war or terrorism.

S-ii

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, PGE undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

S-iii

Prospectus supplement summary

This summary highlights certain information appearing elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference herein. As a result, this summary is not complete and does not contain all of the information that you should consider before purchasing our common stock. You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “PGE,” “we,” “our” or “us” refer to Portland General Electric Company and its subsidiaries.

Portland General Electric Company

We are a vertically integrated electric utility engaged in the generation, transmission, distribution and retail sale of electricity, as well as the wholesale purchase and sale of electricity and natural gas. We operate as a cost-based, regulated electric utility, and we generate revenues and cash flows primarily from the sale and distribution of electricity to customers in our service territory. Our revenue requirements are determined based upon the forecast cost to serve retail customers, including an opportunity to earn a reasonable rate of return as determined by the OPUC. Our state-approved service area allocation of approximately 4,000 square miles is located entirely within Oregon and includes 52 incorporated cities, of which Portland and Salem are the largest. We estimate that as of March 31, 2013 our service area population was approximately 1.7 million, comprising approximately 44% of the state’s population. As of March 31, 2013, we served over 830,000 retail customers.

Our business strategy

Our mission is to be a company our customers and communities can depend upon to provide electric service in a safe, responsible and reliable manner with excellent customer service at a reasonable price. We believe that our vertically integrated electric utility system will deliver long-term value to our customers and create opportunities to deliver attractive returns to our shareholders through earnings growth and dividends.

Our business strategy is to continue to grow our business through an emphasis on operational excellence, investment in core utility assets and corporate responsibility.

Operational excellence

•

Operate efficiently and achieve high customer satisfaction. We seek to make our business as efficient and cost-effective as possible while maintaining a high level of customer service. Recent independent survey results show overall satisfaction among our residential customers has risen to its highest level in nearly a decade.

•

Demonstrate industry leadership in power supply, system reliability and safety. We have designed an energy resource portfolio and delivery system that aims at meeting our customers’ electricity needs, achieving reasonable power prices, and upholding our commitment to safety. Based upon historical performance, we believe that our well-managed transmission and distribution system is highly reliable, and we regularly invest in system upgrades, expansions and maintenance in an effort to further improve the quality of our service. Our diversified energy resource portfolio includes 13 plants with a total combined generating capacity of approximately 2,781 MW, including hydro, gas, coal and wind plants. We achieved plant availability of approximately 94% for 2012 with respect to plants that we operate. We supplement our own generation with long-term and short-term wholesale contracts as needed to meet our retail load requirements and to provide an economic mix of resources.

•

Develop engaged and valued workforce. We aim to attract, develop and retain high-performing employees and to help them achieve their full potential. Our 2,600 employees and managers are focused on serving our customers while remaining dedicated to operating our assets efficiently.

Investment in core utility assets

We make investments in our core utility operations, including new power generation and our transmission and distribution network, in an effort to continually improve the quality and reliability of our service and to capitalize on emerging technologies that offer customers responsible energy solutions. We believe these investment opportunities will provide us with incremental growth and over time reduce our dependency on purchased power. Our most recent Integrated Resource Plan (“IRP”) was acknowledged by the OPUC in November 2010. In accordance with the IRP and pursuant to the OPUC’s competitive bidding guidelines, we issued two requests for proposals (“RFPs”) in 2012 – one for capacity and energy (baseload) resources and one for renewable resources. The following projects have been selected as the successful bids for these resources:

•

In January 2013, our Port Westward 2 flexible generating resource (“PW2”) was selected as the successful bid for the capacity resource. PW2 is a 220 megawatt natural gas-fired plant that will be located near Clatskanie, Oregon. The total cost of PW2 is estimated at $300 million to $310 million, excluding the allowance for funds used during construction (“AFDC”) and the plant is expected to be online in the first quarter of 2015.

•

On June 3, 2013, we announced the successful completion of negotiations for the construction of a new 440 megawatt natural gas-fired plant in eastern Oregon. The new plant, known as the Carty Generating Station, will be owned and operated by PGE and will be constructed by Abeinsa Abener Teyma, an affiliate of Abengoa S.A., an international developer and contractor that specializes in turn-key projects for thermal generation. The total cost of the plant is estimated at $440 million to $455 million, excluding AFDC. The plant is expected to be online in mid-2016.

•

On June 3, 2013, we announced the execution of agreements for the development of a new wind farm known as the Lower Snake River Phase 2 project (“LSR2”), with a nameplate capacity of 267 megawatts and to be constructed in eastern Washington. Under these agreements, PGE would acquire development rights to LSR2 from Puget Sound Energy, Inc., and RES America Construction Inc. would construct the project for PGE, installing 116 turbines, each with a generating capacity of 2.3 megawatts, manufactured by Siemens Energy, Inc. The project would be owned and operated by PGE. The transaction is expected to close in August 2013, subject to customary conditions. The total cost of the project is estimated at $520 million to $535 million, excluding AFDC. Project construction and related milestones have been structured to enable the project to qualify for federal production tax credits. Subject to closing, the project is expected to be completed in the first half of 2015. The project will help PGE meet its obligation under the Oregon Renewable Portfolio Standard, which requires PGE to provide 15% of its retail energy deliveries from renewable sources beginning in 2015.

Part of the proceeds from this offering will be used to fund the foregoing capital projects. To provide additional funding, and to maintain our targeted common equity ratio (common equity to total consolidated capitalization, including current debt maturities) of approximately 50%, we expect to issue up to $400 million in debt securities during the remainder of 2013. The following table summarizes our expected capital expenditures, excluding AFDC, over the next five years (in millions):

	Expected Capital Expenditures
	2013	2014	2015	2016	2017
Base Capital Spending(1)	$350	$304	$274	$259	$241
Port Westward Unit 2	162	119	21	—	—
Carty Generating Station	123	167	104	52	—
Lower Snake River Wind Project	115	398	10	—	—

Total	$750	$988	$409	$311	$241

(1)	Includes ongoing capital expenditures and hydro relicensing as disclosed in our quarterly report on Form 10-Q for the quarter ended on March 31, 2013.

Based on the capital expenditure forecast in the table above, the Company expects average rate base to increase from approximately $3.1 billion in 2012 to approximately $4.5 billion in 2017.

Corporate responsibility

•

Maintain constructive regulatory environment. We seek to maintain a collaborative relationship with regulators. We meet frequently with our regulators to discuss power supply and operating issues, with the goal of clearly and consistently communicating our need to reinvest in our system.

•

Participate in public policy development. Through proactive and open communication, we strive to maintain an ongoing, constructive dialogue with our regulators and customers, whose input helps shape our decisions on supplying future resource needs. We work at the federal, state, regional and local levels in analyzing and advocating for policies that benefit our customers, business and shareholders.

•

Support the Oregon community. We have a long history of volunteerism and strategic investments that reflects the following values of our employees and customers—a sustainable economy and environment, workforce development, a strong education system, customer safety and assistance to help connect low-income customers with financial assistance programs.

Our competitive strengths

We believe that we are well positioned to execute our business strategy successfully because of our competitive strengths described below.

•

Growing and diversified customer base. During 2012, PGE served an average of 827,467 retail customers compared to 823,172 during 2011, an increase of 0.5%. During 2012, residential, commercial and large industrial customers accounted for approximately 50%, 37% and 13%, respectively, of our retail revenues, with no single customer accounting for more than 4% of total retail revenues. We believe our commitment to reliability has helped to attract and maintain a diverse customer base.

•

Operational excellence. Based upon our experience, our transmission and distribution system is well-managed and highly reliable and our diversified energy resource portfolio is efficiently operated. Our ongoing investments in upgrading, expanding and maintaining our system seek to further improve the quality of our service, maintain a reasonable cost structure and generate adequate returns.

•

Balance sheet strength and investment-grade credit ratings. We have strived to maintain our investment-grade credit ratings and relatively stable operating cash flow, which has historically facilitated our access to the capital markets. We believe that we will have adequate liquidity to achieve our business plan. We believe our financial position will allow us to raise capital for the projects described above and to continue to expand our generation capacity and improve our transmission and distribution system.

•

Experienced management team. Our executive officers average 23 years of utility industry experience. We also have a strong, engaged board of directors with significant experience in a broad range of industries.

Other information

Our principal executive offices are located at 121 S.W. Salmon Street, Portland, Oregon 97204. Our telephone number is (503) 464-8000. Our web site is www.portlandgeneral.com. Information contained on our web site does not constitute a part of this prospectus supplement.

For additional information regarding our business, we refer you to our filings with the SEC incorporated into this prospectus supplement by reference. Please read “Where you can find more information” and “Incorporation of certain documents by reference.”

The offering

Issuer	Portland General Electric Company, an Oregon corporation.

New York Stock Exchange Symbol	POR.

Common stock offered by the forward seller	11,100,000 shares(1).

Common stock to be outstanding immediately after the offering	75,678,969 shares or 77,343,969 shares if the underwriters’ option to purchase additional shares is exercised in full(1).

Common Stock to be outstanding after settlement of the forward sale agreement assuming physical settlement	86,778,969 shares or 88,443,969 shares if the underwriters’ option to purchase additional shares is exercised in full(1).

(1)	Based on the number of shares outstanding as of June 7, 2013. This number (i) assumes that no event occurs that would require us to issue and sell shares of our common stock to the underwriters in lieu of the forward seller selling such shares to the underwriters and (ii) excludes any shares reserved for issuance pursuant to our stock incentive plan, our dividend reinvestment and direct stock purchase plan and our employee stock purchase plan. If an event occurs that would require us to issue and sell shares of our common stock to the underwriters in lieu of the forward seller selling such shares to the underwriters, then (x) the number of shares of our common stock to be outstanding immediately after the offering would be increased by such number of shares and (y) the number of shares of our common stock issuable pursuant to physical settlement of the forward sale agreement would be reduced by such number of shares.

Use of Proceeds	We will not initially receive any proceeds from the sale of the shares of common stock offered by the forward seller pursuant to this prospectus supplement, unless (i) an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward seller selling our common stock to the underwriters, or (ii) the underwriters exercise their option to purchase additional shares, in which case we will sell all of the additional shares of our common stock covered by such option to the underwriters rather than requiring the forward seller to borrow and sell such additional shares to the underwriters. We intend to use any net proceeds we receive from any such sales in the manner described below.

Depending on the price of our common stock at the time of settlement and the relevant settlement method, we may receive proceeds from the sale of common stock upon settlement of the forward sale agreement, which settlement is scheduled to occur within approximately 24 months of the date of this prospectus supplement. At an initial forward sale price of $         per share, we expect to receive net proceeds of $         million, subject to the price adjustment and other provisions of the forward sale agreement, in the event of full physical settlement of the forward sale agreement. Unless the federal funds rate increases substantially prior to the settlement of the forward sale agreement, we expect to receive less than the initial forward sale price per share upon physical settlement of the forward sale agreement. See “Underwriting (Conflicts of Interest)—Forward Sale Agreement” for a description of the forward sale agreement. We intend to use any net proceeds that we receive upon settlement of the forward sale agreement, or from any sales of shares of our common stock to the underwriters in the circumstances described under “Risk factors— Risks related to the forward sale agreement” and “Underwriting (Conflicts of Interest)—Forward Sale Agreement,” to repay debt, with the balance to fund capital expenditures and general corporate purposes.

See “Use of proceeds.”

Accounting Treatment	Before any issuance of our common stock upon physical or net share settlement of the forward sale agreement, the shares issuable pursuant to physical settlement of the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share increased by the excess, if any, of the number of shares that would be issued upon physical settlement of the forward sale agreement over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds due upon settlement (based on the adjusted forward sale price at the end of the reporting period).

Consequently, prior to physical or net share settlement of the forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price, which is initially $ (which is the public offering price of our common stock, less the underwriting discount shown on the cover page of this prospectus supplement), subject to adjustment based on the federal funds rate less a spread, and subject to decrease on each of certain dates specified in the forward sale agreement. However, if we decide to physically or net share settle the forward sale agreement, any delivery of our shares by us upon physical or net share settlement of the forward sale agreement will result in dilution to our earnings per share and return on equity.

Conflicts of Interest	All of the proceeds of this offering (excluding proceeds paid to us with respect to any common stock that we may sell to the underwriters in lieu of the forward seller selling our common stock to the underwriters and, if the underwriters exercise their option to purchase additional shares, the proceeds to us from the issuance of such additional shares) will be paid to the forward purchaser. Because an affiliate of Barclays Capital Inc. will receive more than 5% of the net proceeds of this offering, Barclays Capital Inc. is deemed to have a conflict of interest within the meaning of FINRA Rule 5121.

Accordingly, this offering will be conducted in compliance with the applicable provisions of FINRA Rule 5121 Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering, as the shares of common stock have a “bona fide public market” (as defined in FINRA Rule 5121). In accordance with FINRA Rule 5121, Barclays Capital Inc. will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. See “Use of Proceeds” for additional information.

Dividend Policy	While we have paid regular quarterly cash dividends and expect to pay comparable quarterly dividends on the shares of our common stock in the future, the declaration of any dividends is at the discretion of our board of directors. The amount of any dividend declaration depends upon factors that the board of directors deems relevant and may include, but are not limited to, our results of operations and financial condition, future capital expenditures and investments, and applicable regulatory and contractual restrictions.

Transfer Agent and Registrar	The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Risk Factors	Investing in our common stock involves risks. Potential investors are urged to consider the risk factors relating to our business and an investment in our common stock described under “Risk factors” in this prospectus supplement and in the documents incorporated by reference.

Summary consolidated financial data

The following tables set forth, for the periods and at the dates indicated, our summary consolidated financial data. We have derived the summary consolidated income statement data for each of the three years in the period ended December 31, 2012 and the summary consolidated balance sheet data at December 31, 2012 and 2011 from our audited consolidated financial statements incorporated by reference into this prospectus supplement. We have derived the summary consolidated income statement data for each of the three months ended March 31, 2013 and 2012 and the summary consolidated balance sheet data at March 31, 2013 and 2012 from our unaudited condensed consolidated financial statements included in our quarterly report on Form 10-Q for the quarter ended on March 31, 2013. Historical results are not indicative of the results to be expected in the future. You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this prospectus supplement.

	Year ended December 31,			Three Months Ended March 31,
(in millions)	2010	2011	2012	2012	2013
Statement of income data:
Revenues, net	$1,783	$1,813	$1,805	$479	$473
Total operating expenses	1,516	1,504	1,503	391	386
Income from operations	267	309	302	88	87
Net income	$121	$147	$140	$49	$48

	At December 31,		At March 31,
(in millions except share amounts)	2011	2012	2012	2013
Balance sheet data:
Assets
Current assets:
Cash and cash equivalents	$6	$12	$8	$33
Total current assets	716	622	780	564
Electric utility plant, net	4,285	4,392	4,288	4,449
Total assets	5,733	5,670	5,789	5,661
Liabilities and Equity
Current liabilities:
Current portion of long-term debt	100	100	100	100
Short-term debt	30	17	0	0
Total current liabilities	614	521	588	460
Long-term debt, net of current portion	1,635	1,536	1,635	1,536
Total liabilities	4,067	3,940	4,094	3,903
Equity:
Common stock, no par value, 160,000,000 shares authorized; 75,556,272 and 75,362,956 shares issued and outstanding as of December 31, 2012, December 31, 2011, March 31, 2012 and March 31, 2013 respectively	836	841	836	841
Accumulated other comprehensive loss	(6)	(6)	(6)	(6)
Retained earnings	833	893	862	922

Total shareholders’ equity	1,663	1,728	1,692	1,757
Noncontrolling interests’ equity	3	2	3	1

Total equity	1,666	1,730	1,695	1,758

Total liabilities and equity	$5,733	$5,670	$5,789	$5,661

Risk factors

In considering whether to purchase our common stock, you should carefully consider all of the information we have included or incorporated by reference into this prospectus supplement and the accompanying prospectus. In particular, you should consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, which are incorporated by reference into this prospectus supplement, as well as the following additional risks described below:

Risks associated with purchasing common stock in this offering

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

The market price of our common stock after this offering may fluctuate significantly from time to time as a result of many factors, including:

•	investors’ perceptions of our prospects;

•	investors’ perceptions of the prospects of the commodities markets and more broadly, the energy markets;

•	differences between our actual financial and operating results and those expected by investors and analysts;

•	changes in analyst reports, recommendations and revenue or earnings estimates regarding us, other comparable companies or the industry generally, and our ability to meet those estimates;

•	changes in our credit ratings;

•	actual or anticipated fluctuations in quarterly financial operating results;

•	announcements by us of significant acquisitions, strategic partnerships or divestitures;

•	changes or trends in our industry, including price volatility and trading volumes of stocks in our industry, competitive or regulatory changes or changes in the commodities markets;

•	changes in regulation and the ability to recover expenses and capital deployed;

•	adverse resolution of new or pending litigation or proceedings against us;

•	additions or departures of key personnel;

•	changes in financial markets, including the possible effects of such changes on liquidity or access to capital markets, or changes in general economic or political conditions;

•	volatility in the equity securities market;

•	sales, or anticipated sales, of large blocks of our stock;

•	changes in accounting standards, policies, guidance, interpretations or principles applicable to us; and

•	our execution on capital projects.

In particular, announcements of potentially adverse developments, such as proposed regulatory changes, new government investigations or the commencement or threat of litigation or legal proceedings against us, as well as announced changes in our business plans could adversely affect the trading price of our stock, regardless of the likely outcome of those developments. Additionally, securities markets worldwide recently have experienced, and are likely to continue to experience, significant price and volume fluctuations. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the offering price.

The declaration of future dividends is at the discretion of our Board of Directors and is not guaranteed and, in some circumstances, the payment of dividends may be limited by the terms of our debt instruments.

The declaration of dividends is at the discretion of our Board of Directors and is not guaranteed. The amount of common stock dividends, if any, will depend upon the rights of holders of any shares of our preferred stock we may issue in the future, our results of operations and financial condition, future capital expenditures and investments and other factors that our Board of Directors considers relevant.

In addition, the terms of our debt instruments may limit our payment of dividends. Under our Indenture of Mortgage and Deed of Trust, dated July 1, 1945, as amended and supplemented to date, between us and HSBC Bank USA, National Association, as successor trustee to The Marine Midland Trust Company of New York (the “Mortgage Indenture”), so long as any of our first mortgage bonds remain outstanding, we may not pay or declare dividends (other than stock dividends) on common stock or purchase or retire for value (other than in exchange for or from the proceeds of other shares of our capital stock) any shares of capital stock of any class, if the aggregate amount distributed or expended after December 31, 1944 would exceed the aggregate amount of our net income available for dividends on our common stock accumulated after December 31, 1944, as determined in accordance with the Mortgage Indenture. At December 31, 2012, over $1.2 billion of accumulated net income was available for payment of dividends under this provision.

Provisions of Oregon law and our articles of incorporation and bylaws could delay or prevent a change in control of us, even if that change would be beneficial to our shareholders.

We are incorporated under the laws of the State of Oregon. The Oregon Business Combination Act imposes some restrictions on mergers and other business combinations between us and holders of 15% or more of our outstanding common stock. In addition, we are subject to the anti-takeover provisions of the Oregon Control Share Act, which would prohibit an acquirer, under certain circumstances, from voting shares of our stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of our shareholders or we amend our articles of incorporation or bylaws to opt-out of the Oregon Control Share Act. These statutory provisions may discourage or limit another party’s ability to acquire us and could deprive you of the opportunity to gain a takeover premium for shares of our common stock. For more information, please read the section entitled “Description of Common Stock—Provisions With Possible Anti-Takeover Effects” beginning on page 5 of the accompanying prospectus.

Other statutory and regulatory factors may also limit another party’s ability to acquire us. Section 757.511 of the Oregon Revised Statutes provides that no person, directly or indirectly, may acquire power to exercise any substantial influence over the policies and actions of a public utility without the prior approval of the OPUC if such person is or would become an “affiliated interest” (as defined in Section 757.015 (1), (2) or (3) of the Oregon Business Corporation Act), which includes a person that directly or indirectly holds 5% or more of the voting securities of the public utility. The regulatory approval process for an acquirer could be lengthy and the outcome uncertain, which may deter otherwise interested parties from proposing or attempting a business combination with us and result in a limited number of potential acquirers.

In addition, our articles of incorporation and bylaws authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred stock having such preferences, powers and rights, including preferences over our common stock with respect to dividends and distributions, as our Board of Directors may determine. If issued, the terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock.

The statutory requirements of Oregon law and the Federal Power Act may limit the amount of common stock that a party may acquire in the absence of regulatory approval.

As described above under “—Provisions of Oregon law and our articles of incorporation and bylaws could delay or prevent a change in control of us, even if that change would be beneficial to our shareholders,” Section 757.511 of the Oregon Revised Statutes requires prior approval of the OPUC if a person will acquire the power to exercise any substantial influence over the policies and actions of a public utility, if such person has or would acquire, directly or indirectly, 5% or more of the voting securities of the public utility. Accordingly, any person or entity that will directly or indirectly hold 5% or more of our total outstanding common stock may require OPUC approval before acquiring the power to exercise such substantial influence.

We are a public utility subject to the Federal Power Act (the “FPA”), and any change in control over us requires us to apply for and obtain prior approval from FERC under section 203 of the FPA. FERC presumes that a change in control does not occur when an acquiror purchases the voting securities of a public utility which securities, when considered together with all other voting securities of such public utility owned, controlled or held with power to vote, directly or indirectly, by such acquiror and its affiliates, constitute in the aggregate less than 10% of such public utility’s outstanding voting securities, so long as there are no separate facts and circumstances indicating that such purchase would allow the acquiror and its affiliates, directly or indirectly, to exercise a controlling influence over the management or policies of such public utility. We are not aware of any facts or circumstances that would cause FERC to reject this presumption with respect to aggregate holdings of less than 10% of our common stock. However, the purchase of our common stock in amounts resulting in aggregate holdings by an acquiror and its affiliates of 10% or more would generally constitute a change in control requiring us to apply for and obtain prior approval by FERC. In addition, an acquiror that (i) is, or is affiliated with, a “holding company” of the kind defined in FPA section 203, or (ii) is itself a public utility under the FPA, may have its own independent obligation under section 203 to obtain prior approval from, or make other filings with, FERC with respect to the purchase of our stock.

Risks related to the forward sale agreement

Settlement provisions contained in the forward sale agreement subject us to certain risks.

The forward purchaser will have the right to accelerate the forward sale agreement (or, in certain cases, the portion thereof that it determines is affected by the relevant event) and require us to physically settle the forward sale agreement on a date specified by the forward purchaser if:

•

it determines that it is unable to, or it is commercially impracticable for it to, continue to borrow a number of shares of our common stock equal to the number of shares of our common stock underlying the forward sale agreement or that, with respect to borrowing such number of shares of our common stock, it would incur a rate that is greater than the maximum borrow cost specified in the forward sale agreement, subject to a prior notice requirement;

•

we declare or pay any dividend or distribution on shares of our common stock other than (i) any extraordinary dividends (as defined in the forward sale agreement), (ii) any free dividend or distribution of any such shares to existing holders by way of bonus, capitalization or similar issue, (iii) any dividend or distribution payable in such shares, or other share capital or securities granting the right to payment of dividends and/or the proceeds of our liquidation equally or proportionally with such payments to holders of shares of our common stock at less than the prevailing market price, as determined by the calculation agent (as defined in the forward sale agreement) or (iv) any cash dividend for which an ex-dividend date occurs on or after a forward price reduction date that is paid to holders of shares in an amount less than or equal to an amount specified in the forward sale agreement;

•	there occurs a public announcement of certain mergers, our nationalization or the delisting of the shares of our common stock;

•

certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into the forward sale agreement, a change in law, a market disruption event during a specified period that lasts for more than eight scheduled trading days (in each case, as determined pursuant to the forward sale agreement).

The forward purchaser’s decision to exercise its right to accelerate the forward sale agreement (or, in certain cases, the portion thereof that it determines is affected by the relevant event) and to require us to settle the forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver our common stock under the terms of the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares and we would not receive any proceeds pursuant to the forward sale agreement.

The forward sale agreement provides for settlement on a settlement date or dates to be specified at our discretion within approximately 24 months from the date of this prospectus supplement, subject to the terms of the forward sale agreement and the applicable settlement method. Although we expect to settle the forward sale agreement entirely by the delivery of shares of our common stock under physical settlement, we may elect, subject to certain conditions, cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement if we conclude that it is in our interest to do so. For example, we may conclude that it is in our interest to cash settle or net share settle the forward sale agreement if we have no current use for all or a portion of the net proceeds due upon physical settlement of the forward sale agreement.

Subject to the provisions of the forward sale agreement, delivery by us of our shares upon physical or net share settlement of the forward sale agreement will result in dilution to our earnings per share and return on equity. If we elect to cash or net share settle all or a portion of the shares of our common stock underlying the forward sale agreement, we would expect the forward purchaser or one of its affiliates to purchase the number of shares necessary, based on the number of shares with respect to which we have elected cash or net share settlement, in order to satisfy its obligation to return the shares of our common stock it had borrowed in connection with sales of our common stock under this prospectus supplement, taking into account any shares of our common stock to be delivered by us in connection with net share settlement, and, if applicable in connection with net share settlement, to satisfy its obligation to deliver shares of our common stock to us. If the price paid by the forward purchaser or one of its affiliates to so purchase our common stock is above the forward sale price at that time, we will pay or deliver, as the case may be, to the forward purchaser under the forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value, equal to such difference. Any such difference could be significant. Conversely, if the price paid by the forward purchaser or one of its affiliates to so purchase our common stock is below the forward sale price at that time, the forward purchaser will pay or deliver, as the case may be, to us under the forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value, equal to such difference. See “Underwriting (Conflicts of Interest)—Forward Sale Agreement” for information on the forward sale agreement.

In addition, the purchase of our common stock by the forward purchaser or its affiliate, to unwind the forward purchaser’s hedge position, could have the effect of increasing (or preventing a decline in) the market price of our common stock, thereby increasing (or preventing a decline in) the amount of cash or the number of shares of our common stock that we would owe to the forward purchaser upon cash settlement or net share settlement, as the case may be, of the forward sale agreement, or decreasing (or preventing an increase in) the amount of cash or the number of shares of our common stock that the forward purchaser owes us upon cash settlement or net share settlement, as the case may be, of the forward sale agreement.

Use of proceeds

We will not initially receive any proceeds from the sale of the shares of common stock offered by the forward seller pursuant to this prospectus supplement, unless (i) an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward seller selling our common stock to the underwriters, or (ii) the underwriters exercise their option to purchase additional shares in which case we will sell all of the additional shares of our common stock covered by such option directly to the underwriters rather than requiring the forward seller to borrow and sell such additional shares to the underwriters. We intend to use any net proceeds we receive from any such sales in the manner described below.

Depending on the price of our common stock at the time of settlement and the relevant settlement method, we may receive proceeds from the sale of common stock upon settlement of the forward sale agreement, which settlement is scheduled to occur within approximately 24 months of the date of this prospectus supplement. At an initial forward sale price of $         per share, we expect to receive net proceeds of $         million, subject to the price adjustment and other provisions of the forward sale agreement, in the event of full physical settlement of the forward sale agreement. For purposes of calculating the proceeds to us upon settlement of the forward sale agreement, we have assumed that the forward sale agreement is fully physically settled based upon the initial forward sale price of $         (which is the public offering price of our common stock after deducting the applicable underwriting discount and commissions shown on the cover of this prospectus supplement) on the effective date of the forward sale agreement, and that no event occurs that requires us to sell our common stock to the underwriters in lieu of the forward seller selling our common stock to the underwriters. The actual proceeds that we receive will be determined upon final settlement of the forward sale agreement. Unless the federal funds rate increases substantially prior to the settlement of the forward sale agreement, we expect to receive less than the initial forward sale price per share upon physical settlement of the forward sale agreement. See “Underwriting (Conflicts of Interest)—Forward Sale Agreement” for a description of the forward sale agreement.

We intend to use any net proceeds that we receive upon settlement of the forward sale agreement, or from any sales of shares of our common stock to the underwriters in the circumstances described under “Risk factors—Risks related to the forward sale agreement” and “Underwriting (Conflicts of Interest)—Forward Sale Agreement,” to repay debt, with the balance to fund capital expenditures and general corporate purposes.

The indebtedness to be repaid may include short-term or long-term debt, including our $50 million in principal amount of 5.625% first mortgage bonds that mature August 1, 2013. The weighted average interest rate and maturity of our short-term indebtedness as of June 7, 2013, was 0.33% and 6 days, respectively. The net proceeds may be invested temporarily in short-term marketable securities until they are used for their stated purpose. Borrowings from the commercial paper market and other short-term borrowings we intend to repay were used primarily for repaying maturing long-term debt and capital expenditures.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2013 (i) on an actual basis and (ii) on an as adjusted basis after giving effect to the physical settlement of the forward sale agreement based on the initial forward sale price of $         per share, which is the public offering price of the shares of our common stock less the underwriting discount shown on the cover page of this prospectus supplement and assuming the underwriters do not exercise their option to purchase up to an additional 1,665,000 shares of common stock, and our application of the net proceeds from the sale in the manner described in “Use of proceeds” above. The following table excludes up to $400 million in long-term debt securities that we intend to issue in 2013.

The amount of proceeds we ultimately receive from this offering of our common stock is dependent upon numerous factors and subject to general market conditions. Among other things, whether we issue any shares of our common stock, and the proceeds that we receive, if any, in each case, upon settlement of the forward sale agreement will depend on the settlement method that applies to the forward sale agreement and the price of our common stock at the time of settlement of the forward sale agreement (which settlement is scheduled to occur no later than approximately 24 months after the date of this prospectus supplement). Also, we may increase or decrease the number of shares in this offering. Accordingly, the actual “As adjusted” amounts may differ materially from those shown in the “As adjusted” column below. The capitalization table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

March 31, 2013
(in millions, except share amounts)	Actual	As adjusted
Total cash and cash equivalents	$33	$
Total long-term debt	1,636
Shareholders’ equity:
Common stock, no par value, 160,000,000 shares authorized	841
Accumulated other comprehensive loss	(6)
Retained earnings	922

Total shareholders’ equity	1,757

Total capitalization	$3,393	$

Price range of common stock

Our common stock is listed for trading on the New York Stock Exchange under the symbol “POR.” On June 7, 2013, the last reported sale price for our common stock on the New York Stock Exchange was $31.19 per share. As of June 7, 2013, there were 75,678,969 shares of our common stock outstanding, held by approximately 1,021 shareholders of record. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the New York Stock Exchange composite transactions reporting system and the dividends declared per share of our common stock:

	High	Low	Dividends declared
2013
Second Quarter (through June 7, 2013)	$32.91	$30.15	$0.275
First Quarter	30.53	27.42	0.270
2012
Fourth Quarter	$28.08	$24.86	$0.270
Third Quarter	27.92	26.57	0.270
Second Quarter	26.94	24.25	0.270
First Quarter	25.62	24.29	0.265
2011
Fourth Quarter	$25.54	$22.27	$0.265
Third Quarter	26.00	21.29	0.265
Second Quarter	26.05	23.30	0.265
First Quarter	24.00	21.64	0.260
2010
Fourth Quarter	$22.65	$20.13	$0.260
Third Quarter	20.63	18.08	0.260
Second Quarter	20.60	18.10	0.260
First Quarter	20.66	17.46	0.255

Dividend policy

Since becoming a public company in April 2006, we have paid a quarterly dividend on our common stock. On May 22, 2013, our Board of Directors declared a quarterly common stock dividend of 27.5 cents per share, payable on or before July 15, 2013 to shareholders of record at the close of business on June 25, 2013. Subject to the rights of holders of any shares of preferred stock we may issue in the future, and the limitations under the terms of our Mortgage Indenture, our Board of Directors may declare and pay dividends on shares of our common stock from time to time out of legally available funds. We review our dividend policy periodically and the declaration of any future dividends will depend upon our results of operations and financial condition, future capital expenditures and investments, any applicable regulatory and contractual restrictions, and other factors that our Board of Directors considers relevant. In addition, the terms of our debt instruments may limit our payment of dividends. Under our Mortgage Indenture, so long as any of our first mortgage bonds remain outstanding, we may not pay or declare dividends (other than stock dividends) on common stock or purchase or retire for value (other than in exchange for or from the proceeds of other shares of our capital stock) any shares of capital stock of any class, if the aggregate amount distributed or expended after December 31, 1944 would exceed the aggregate amount of our net income available for dividends on our common stock accumulated after December 31, 1944, as determined in accordance with the Mortgage Indenture. At December 31, 2012, over $1.2 billion of accumulated net income was available for payment of dividends under this provision. Please read the section of this prospectus supplement entitled “Risk factors—The declaration of future dividends is at the discretion of our Board of Directors and is not guaranteed and, in some circumstances, the payment of dividends may be limited by the terms of our debt instruments.”

Certain U.S. federal tax considerations for non-U.S. holders of common stock

The following is a summary of certain U.S. federal income tax considerations relevant to non-U.S. holders (as defined below) with respect to the ownership and disposition of our common stock. The following summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect. State, local, estate and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, U.S. expatriates, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, persons that own or are deemed to own, actually or constructively, more than 5% of our common stock for U.S. federal income tax purposes, or persons that will hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to non-U.S. holders who will hold our common stock as “capital assets” (generally, property held for investment). Each potential investor should consult its own tax advisor as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership and disposition of our common stock.

For purposes of this summary, the term “non-U.S. holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is: (i) an individual who is classified as a non-resident of the United States, (ii) a foreign corporation, or (iii) a foreign estate or foreign trust.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are treated as a partner in such an entity holding our common stock, you should consult your own tax advisor as to the particular U.S. federal income tax consequences applicable to you.

Distributions

Distributions with respect to our common stock will be treated as dividends to the extent paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Generally, distributions treated as dividends paid to a non-U.S. holder with respect to our common stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base of such non-U.S. holder) are generally subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person, as defined under the Code, and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% (or lower applicable income tax treaty rate). A non-U.S. holder who claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder can generally meet the relevant certification requirement by providing a properly executed U.S. Internal Revenue Service (“IRS”) Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form.

Dispositions

Subject to the discussion below concerning backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale, exchange or other disposition of our common stock unless (i) the gain is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base of such non-U.S. holder), (ii) in the case of a non-U.S. holder that is a non-resident alien individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of disposition, and certain other conditions are met or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period, and our common stock has ceased to be regularly traded on an established securities market during such period.

We have not determined whether we are a U.S. real property holding corporation, and no assurance can be given that we are not or will not become one in the future. If, however, we are or become a U.S. real property holding corporation, so long as our common stock is regularly traded on an established securities market, such as the New York Stock Exchange where our common stock currently trades, generally only a non-U.S. holder who holds or held actually or constructively (at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period) more than 5% of our common stock will be subject to U.S. federal net income tax on the disposition of our common stock. Non-U.S. holders should consult their own tax advisors about the consequences that could result if we are, or become, a U.S. real property holding corporation and whether our common stock is regularly traded on an established securities market.

In the case described in the second paragraph above in (i), the gain on the disposition of our common stock will be recognized in an amount equal to the difference between the amount of cash and the fair market value of any other property received for the common stock and the non-U.S. holder’s basis in the common stock. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the common stock has been held for more than one year. In the case of a non-U.S. holder that is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable income tax treaty rate). In the case described in the second paragraph above in (ii), the non-U.S. holder generally will be subject to a flat income tax at a rate of 30% (or lower applicable income tax treaty rate) on any capital gain recognized on the disposition of our common stock, which may be offset by certain U.S. source capital losses.

Information Reporting and Backup Withholding

Payment of dividends, and the tax withheld with respect thereto, is subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor an IRS Form W-8BEN (or other applicable form), or otherwise establish an exemption and the payor does not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code, that is not an exempt recipient.

Payment of the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless the non-U.S. holder certifies that it is a not a United States person on IRS Form W-8BEN (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the holder is a United States person, as defined under the Code, that is not an exempt recipient.

Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a credit against such non-U.S. holder’s U.S. federal income tax, which may entitle the non-U.S. holder to a refund, provided that the non-U.S. holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a non-U.S. holder who is required to furnish information but does not do so in the proper manner. Non-U.S. holders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.

Foreign Account Tax Compliance Act

After December 31, 2013, withholding at a rate of 30% will be required on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the IRS to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain United States persons or by certain non-U.S. entities that are wholly or partially owned by United States persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury regulations, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which in turn will be provided to the IRS. We will not pay any additional amounts to holders in respect of any amounts withheld. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

Underwriting (Conflicts of Interest)

Barclays Capital Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as the representatives of the underwriters and the joint book-running managers of this offering. Under the terms and subject to the conditions of an underwriting agreement dated the date of this prospectus supplement, each of the underwriters have agreed, severally and not jointly, to purchase, and the forward purchaser (or one of its affiliates) has agreed to sell to the underwriters, the number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Barclays Capital Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC

Total	11,100,000

The underwriters are offering the shares of common shares subject to their acceptance of the shares from the forward purchaser (or one of its affiliates) and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the common shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus supplement if any such shares are taken.

Our common stock is listed on the New York Stock Exchange under the symbol “POR.”

The underwriters propose to offer our common shares from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. In connection with the sale of our common shares offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling our common shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of our common shares for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriters purchase common shares and the price at which the underwriters resell such common shares may be deemed underwriting compensation.

The expenses of the offering that are payable by us are estimated to be approximately $600,000 (excluding underwriting discounts and commissions). We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $15,000 as set forth in the underwriting agreement.

Forward Sale Agreement

We expect to enter into a forward sale agreement on the date of this prospectus supplement with the forward purchaser relating to an aggregate of 11,100,000 shares of our common stock. In connection with the execution of the forward sale agreement, and at our request, the forward seller is borrowing from third parties and selling in this offering 11,100,000 shares of our common stock.

If the forward purchaser determines, in its commercially reasonable judgment, that the forward seller is unable to borrow, or that the forward seller is unable to borrow at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date, any shares of our common stock, then the forward sale agreement will be terminated in its entirety. If the forward purchaser determines, in its commercially reasonable judgment, that the forward seller is unable to borrow, or that the forward seller is unable to borrow at a stock loan rate not greater than a specified amount, and deliver for sale on the anticipated closing date 11,100,000 shares of our common stock, then the number of shares of our common stock to which the forward sale agreement relates will be reduced to the number that the forward seller can so borrow and deliver. In the event that the number of shares to which the forward sale agreement relates is so reduced, the commitments of the underwriters to purchase shares of our common stock from the forward seller and the forward seller’s obligation to borrow such shares for delivery and sale to the underwriters, as described above, will be replaced with the commitments to purchase from us and our corresponding obligation to issue directly to the underwriters all or such portion of the number of shares not borrowed and delivered by the forward seller. In such event, we or the representatives of the underwriters will have the right to postpone the closing date for up to three business days to effect any necessary changes to the documents or arrangements in connection with such closing.

We will receive an amount equal to the net proceeds from the sale of the borrowed shares of our common stock sold in this offering, subject to certain adjustments pursuant to the forward sale agreement, from the forward purchaser upon physical settlement of the forward sale agreement. We will only receive such proceeds if we elect to physically settle the forward sale agreement.

The forward sale agreement provides for settlement on a settlement date or dates to be specified at our discretion within approximately 24 months from the date of this prospectus supplement, subject to the terms of the forward sale agreement and the applicable settlement method. On a settlement date or dates, if we decide to physically settle the forward sale agreement, we will issue shares of our common stock to the forward purchaser at the then-applicable forward sale price. The forward sale price will initially be $                 per share, which is the public offering price of our shares of common stock less the underwriting discount shown on the cover page of this prospectus supplement. The forward sale agreement provides that the initial forward sale price will be subject to adjustment based on a floating interest rate factor equal to the federal funds rate less a spread, and will be subject to decrease on each of certain dates specified in the forward sale agreement. If the federal funds rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the federal funds rate was less than the spread.

Before any issuance of our common stock upon physical or net share settlement of the forward sale agreement, the shares issuable pursuant to physical settlement of the forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is increased by the excess, if any, of the number of shares that would be issued upon physical settlement of the forward sale agreement over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds due upon settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, prior to physical or net share settlement of the forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price. However, if we decide to physically settle or net share settle the forward sale agreement, delivery of our shares on any physical settlement of the forward sale agreement will result in dilution to our earnings per share and return on equity.

The forward purchaser will have the right to accelerate the forward sale agreement (or, in certain cases, the portion thereof that it determines is affected by the relevant event) and require us to physically settle the forward sale agreement on a date specified by the forward purchaser if:

•

it determines that it is unable to, or it is commercially impracticable for it to, continue to borrow a number of shares of our common stock equal to the number of shares of our common stock underlying the forward sale agreement or that, with respect to borrowing such number of shares of our common stock, it would incur a rate that is greater than the maximum borrow cost specified in the forward sale agreement, subject to a prior notice requirement;

•

we declare or pay any dividend or distribution on shares of our common stock other than (i) any extraordinary dividends (as defined in the forward sale agreement), (ii) any free dividend or distribution of any such shares to existing holders by way of bonus, capitalization or similar issue, (iii) any dividend or distribution payable in such shares, or other share capital or securities granting the right to payment of dividends and/or the proceeds of our liquidation equally or proportionally with such payments to holders of shares of our common stock at less than the prevailing market price, as determined by the calculation agent (as defined in the forward sale agreement) or (iv) any cash dividend for which an ex-dividend date occurs on or after a forward price reduction date that is paid to holders of shares in an amount less than or equal to an amount specified in the forward sale agreement;

•	there occurs a public announcement of a merger, our nationalization or the delisting of the shares of our common stock; or

•

certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into the forward sale agreement, a change in law, a market disruption event during a specified period that lasts for more than eight scheduled trading days (in each case, as determined pursuant to the forward sale agreement).

The forward purchaser’s decision to exercise its right to accelerate the forward sale agreement (or, in certain cases, the portion thereof that it determines is affected by the relevant event) and to require us to settle the forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver our common stock under the terms of the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares and we would not receive any proceeds pursuant to the forward sale agreement.

Although we expect to settle the forward sale agreement entirely by the delivery of shares of our common stock under physical settlement, we may elect, subject to certain conditions, cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement if we conclude that it is in our interest to do so. For example, we may conclude that it is in our interest to cash settle or net share settle the forward sale agreement if we have no current use for all or a portion of the net proceeds due upon physical settlement of the forward sale agreement.

The forward sale agreement will be physically settled, unless we elect cash or net share settlement under the forward sale agreement (which we have the right to do, subject to certain conditions, other than in the limited circumstances described above). Subject to the provisions of the forward sale agreement, delivery by us of our shares upon physical or net share settlement of the forward sale agreement will result in dilution to our earnings per share and return on equity. If we elect to cash or net share settle all or a portion of the shares of our common stock underlying the forward sale agreement, we would expect the forward purchaser or one of its affiliates to purchase the number of shares necessary, based on the number of shares with respect to which we have elected cash or net share settlement, in order to satisfy its obligation to return the shares of our common stock it had borrowed in connection with sales of our common stock under this prospectus supplement, taking into account any shares of our common stock to be delivered by us in connection with net share settlement, and, if applicable in connection with net share settlement, to satisfy its obligation to deliver shares of our common stock to us. If the price paid by the forward purchaser or one of its affiliates to so purchase our common stock is above the forward sale price at that time, we will pay or deliver, as the case may be, to the forward purchaser under the forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value, equal to such difference. Any such difference could be significant. Conversely, if the price paid by the forward purchaser or one of its affiliates to so purchase our common stock is below the forward sale price at that time, the forward purchaser will pay or deliver, as the case may be, to us under the forward sale agreement, an amount in cash, or a number of shares of our common stock with a market value, equal to such difference.

In addition, the purchase of our common stock by the forward purchaser or its affiliate, to unwind the forward purchaser’s hedge position, could have the effect of increasing (or preventing a decline in) the market price of our common stock, thereby increasing (or preventing a decline in) the amount of cash or the number of shares of our common stock that we would owe to the forward purchaser upon cash settlement or net share settlement, as the case may be, of the forward sale agreement, or decreasing (or preventing an increase in) the amount of cash or the number of shares of our common stock that the forward purchaser owes us upon cash settlement or net share settlement, as the case may be, of the forward sale agreement.

Option to Purchase Additional Shares

We have granted the underwriters an option to purchase from us directly up to an additional 1,665,000 shares of common stock. The shares purchased under this option will be purchased at the public offering price, less the underwriting discount and commissions. The underwriters may exercise this option at any time, in whole or in part, until 30 days after the date of this prospectus supplement. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

If the underwriters exercise their option to purchase additional shares, each underwriter will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock in approximately the same proportion as shown in the table above. If such option is exercised, we will sell all of the additional shares of our common stock covered by such option to the underwriters rather than requiring the forward seller to borrow and sell such additional shares to the underwriters.

Lock-Up Agreements

PGE and its executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of Barclays Capital Inc., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (including without limitation, common stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued pursuant to any stock incentive plan, employee stock purchase plan or dividend reinvestment plan of PGE, upon the settlement of dividend equivalent rights or upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

Barclays Capital Inc. in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters and the forward purchaser against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Other Relationships

Certain of the underwriters and their related entities have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of their business. They have received customary compensation and expenses for these commercial and investment banking transactions.

Conflicts of Interest

All of the proceeds of this offering (excluding proceeds paid to us with respect to any common stock that we may sell to the underwriters in lieu of the forward seller selling our common stock to the underwriters and, if the underwriters exercise their option to purchase additional shares and we elect to issue the additional shares to cover such option directly, the proceeds to us from the issuance of such additional shares) will be paid to the forward purchaser. Because an affiliate of Barclays Capital Inc. will receive more than 5% of the net proceeds of this offering, Barclays Capital Inc. is deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in compliance with the applicable provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering, as the shares of common stock have a “bona fide public market” (as defined in FINRA Rule 5121). In accordance with FINRA Rule 5121, Barclays Capital Inc. will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. See “Use of Proceeds” for additional information.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or Relevant Implementation Date, no offer of shares may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require PGE or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriter, is authorized to make any further offer of the shares on behalf of the sellers or the underwriter.

United Kingdom

This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (as amended), or FSMA) as received in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the shares in, from or otherwise involving the United Kingdom.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Legal matters

Certain legal matters with respect to the common stock offered by this prospectus supplement will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Washington, D.C., and J. Jeffrey Dudley, our General Counsel. As of March 18, 2013, Mr. Dudley owned 18,129 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham  & Watkins LLP, New York, New York.

Experts

The financial statements incorporated into this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2012 and the effectiveness of internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. In addition, our common stock is listed and traded on the New York Stock Exchange. You may also inspect the information we file with the SEC at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available through our web site at www.portlandgeneral.com. However, information on our web site is not incorporated into this prospectus supplement or accompanying prospectus or our other SEC filings and is not a part of this prospectus supplement or the accompanying prospectus.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is completed will automatically update and, where applicable, supersede any information contained in this prospectus supplement or accompanying prospectus or incorporated by reference into this prospectus supplement.

Accordingly, we incorporate by reference the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2012, which we filed with the SEC on February 22, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed May 1, 2013;

•

Those portions of the definitive proxy statement for our 2013 annual meeting of shareholders, filed on April 5, 2013, that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012;

•	Current Reports on Form 8-K, which we filed with the SEC on February 22, 2013 (with respect to Item 5.02 only), May 24, 2013 and June 3, 2013 (with respect to Items 2.06 and 8.01 only); and

•

All documents filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus supplement and before the completion of the offering under this prospectus supplement, other than documents or information deemed furnished and not filed in accordance with SEC rules.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, without charge, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus supplement incorporates. You should direct requests for such copies to:

Portland General Electric Company

121 SW Salmon Street

Portland, Oregon 97204

Attention: Assistant Treasurer

Telephone: (503) 464-7859

In reviewing any agreements included as exhibits to the registration statement relating to this offering or to other SEC filings incorporated by reference into this prospectus supplement, please be aware that these agreements are attached as exhibits to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement, which representations and warranties may have been made solely for the benefit of the other parties to the applicable agreement and, as applicable:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•

have been qualified by disclosures that may have been made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and should not be relied upon by investors in considering whether to invest in our common stock.

PROSPECTUS

Portland General Electric Company

Common Stock

First Mortgage Bonds

Portland General Electric Company may offer and sell from time to time, in one or more offerings, shares of our common stock and first mortgage bonds.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer and sell these securities through one or more underwriters, dealers and agents, underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. Our common stock is listed on the New York Stock Exchange under the trading symbol “POR.” The prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Our principal executive offices are located at 121 SW Salmon Street, Portland, Oregon 97204. Our telephone number is (503) 464-8000.

Investing in our securities involves risks. See “Risk Factors” on page 1 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2010.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this prospectus, any prospectus supplement, the documents incorporated by reference or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable.

PROSPECTUS

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell common stock and first mortgage bonds as described in this prospectus, in one or more offerings.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. This prospectus provides you with a general description of the common stock and first mortgage bonds that we may offer. Each time we sell common stock or first mortgage bonds, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the common stock or first mortgage bonds offered. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement and any other offering material prepared by or on behalf of us for a specific offering of securities, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, therefore, file reports and other information with the SEC. Our file number with the SEC is 1-5532-99. Statements contained in this prospectus and any accompanying prospectus supplement or other offering material about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “PGE,” “we,” “our” or “us” refer to Portland General Electric Company and its subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information provided in this prospectus, any prospectus supplement or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

RISK FACTORS

You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2009, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” in this prospectus. You should also carefully review the cautionary statement in this prospectus referred to below under “Information Regarding Forward-Looking Statements.”

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus and the other public filings incorporated by reference herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of expectations, beliefs, plans, objectives, assumptions or future events or performance. Words or phrases such as “anticipates,” “believes,” “should,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will likely result,” “will continue,” or similar expressions identify forward-looking statements.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis including, without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, but there can be no assurance that our expectations, beliefs or projections will be achieved or accomplished.

In addition to other factors and matters discussed elsewhere in this prospectus or incorporated by reference, some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include:

•

governmental policies and regulatory audits, investigations, and actions, including those of the Federal Energy Regulatory Commission, or FERC, and the Public Utility Commission of Oregon with respect to allowed rates of return, financings, electricity pricing and price structures, acquisition and disposal of assets and facilities, operation and construction of plant facilities, transmission of electricity, recovery of power costs and capital investments, and current or prospective wholesale and retail competition;

•	the outcome of legal and regulatory proceedings and issues including, but not limited to, those described in the reports filed by us with the SEC;

•

unseasonable or extreme weather and other natural phenomena, which in addition to affecting customers’ demand for power, could significantly affect our ability and cost to procure adequate supplies of fuel or power to serve our customers, and could increase our costs to maintain our generating facilities and transmission and distribution systems;

•

operational factors affecting our power generation facilities, including forced outages, hydro conditions, wind conditions, and disruption of fuel supply, which may cause us to incur replacement power costs or repair costs;

•

the continuing effects of weak economies in the state of Oregon and the United States, including decreased demand for electricity and reduced revenue from sales of excess energy during periods of low wholesale market prices, impaired financial soundness of vendors and service providers or elevated levels of uncollectible customer accounts;

•

declines in wholesale power and natural gas prices, which would require the company to issue additional letters of credit or post additional cash as collateral with counterparties pursuant to existing purchased power and natural gas agreements;

•

capital market conditions, including access to capital, interest rate volatility, reductions in demand for investment-grade commercial paper and the availability and cost of capital, as well as changes in our credit ratings, which could have an impact on our cost of capital and our ability to access the capital markets to support requirements for working capital, construction costs, and the repayments of maturing debt;

•

future laws, regulations, and proceedings that could increase the company’s costs or affect the operations of the company’s thermal generating plants by imposing requirements for additional pollution control equipment or significant emissions fees or taxes, particularly with respect to coal-fired generation facilities, in order to mitigate carbon dioxide, mercury, and other gas emissions;

•	wholesale prices for natural gas, coal, oil, and other fuels and their impact on the availability and price of wholesale power in the western United States;

•	changes in residential, commercial, and industrial growth and demographic patterns in our service territory;

•	the effectiveness of our risk management policies and procedures and the creditworthiness of customers and counterparties;

•	the failure to complete capital projects on schedule and within budget;

•	the effects of Oregon law related to utility rate treatment of income taxes, which may result in earnings volatility and affect our results of operation;

•	the outcome of efforts to relicense our hydroelectric projects, as required by the FERC;

•	declines in the market prices of equity securities held by, and increased funding requirements for, defined benefit pension plans and other benefit plans;

•	changes in, and compliance with, environmental and endangered species laws and policies;

•	the effects of climate change, including changes in the environment that may affect energy costs or consumption, increase our costs, or adversely affect our operations;

•	new federal, state, and local laws that could have adverse effects on operating results;

•	employee workforce factors, including aging, potential strikes, work stoppages, and transitions in senior management;

•	general political, economic, and financial market conditions;

•	natural disasters and other natural risks, such as earthquake, flood, drought, lightning, wind, and fire;

•	financial or regulatory accounting principles or policies imposed by governing bodies; and

•	acts of war or terrorism.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

PORTLAND GENERAL ELECTRIC COMPANY

Portland General Electric Company, incorporated in the State of Oregon in 1930, is a single, vertically integrated electric utility engaged in the generation, purchase, transmission, distribution and retail sale of electricity in the State of Oregon. Our service area is located entirely within Oregon and includes 52 incorporated cities, of which Portland and Salem are the largest, within a state-approved service area allocation of approximately 4,000 square miles. We estimate that at the end of 2009 our service area population was approximately 1.7 million, comprising about 43% of the state’s population. As of September 30, 2010, we served approximately 822,407 retail customer accounts. Additionally, as part of our regulated business we participate in the western wholesale marketplace selling electricity and natural gas to utilities and energy marketers in order to balance our supply of power to meet the needs of retail customers. We operate as a single segment, with revenues and costs related to our business activities maintained and analyzed on a total electric operations basis.

Our principal executive offices are located at 121 SW Salmon Street, Portland, Oregon 97204. Our telephone number is (503) 464-8000. Our web site is www.portlandgeneral.com. Information contained on our web site does not constitute a part of this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds of any securities sold for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30,	Years Ended December 31
	2010	2009	2008	2007	2006	2005
	(Thousands of Dollars)
Income From Continuing Operations Before Income Taxes	139,741	131,636	121,825	220,123	107,240	105,759
Fixed Charges From Below	100,300	129,948	111,589	98,682	91,846	85,330

Total Earnings	240,041	261,584	233,414	318,805	199,086	191,089

Fixed Charges:
Interest Expense	82,148	103,389	90,257	74,362	68,932	68,359
Capitalized Interest	8,110	11,816	6,184	9,596	8,482	3,717
Interest On Certain Long-Term Power Contracts	6,501	10,038	10,010	9,552	9,927	8,634
Estimated Interest Factor In Rental Expense	3,541	4,705	5,138	5,172	4,505	4,620

Total Fixed Charges	100,300	129,948	111,589	98,682	91,846	85,330

Ratio Of Earnings To Fixed Charges	2.39	2.01	2.09	3.23	2.17	2.24

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary and is subject to our Second Amended and Restated Articles of Incorporation (“Articles of Incorporation”) and our Seventh Amended and Restated Bylaws (“Bylaws”) and to the applicable provisions of Oregon corporate law. You should refer to our Articles of Incorporation and our Bylaws and to Oregon corporate law for a complete understanding of the terms and rights of our common stock.

General

Our Articles of Incorporation provide that we have authority to issue up to 160,000,000 shares of common stock, no par value. Our common stock is listed and traded on the New York Stock Exchange under the ticker symbol “POR.” The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Voting Rights

Except as otherwise provided by law or our Articles of Incorporation, and subject to the rights of holders of any outstanding shares of our preferred stock, all of the voting power of our shareholders is vested in the holders of our common stock, and each holder of common stock has one vote for each share on all matters voted upon by our shareholders. Our Articles of Incorporation do not provide for cumulative voting for the election of directors.

Dividend Rights

Except as otherwise provided by law, regulatory restriction or the Articles of Incorporation, and subject to the rights of holders of any outstanding shares of our preferred stock, holders of our common stock shall be entitled to receive dividends when and as declared by the Board of Directors out of any funds legally available for the payment of dividends.

Other Rights

Holders of our common stock do not have any preemptive or other rights to subscribe for, purchase or receive any proportionate or other amount of our common stock or any securities of the company convertible into our common stock upon the issuance of our common stock or any such convertible securities. There are also no redemption or sinking fund provisions applicable to our common stock.

Liquidation Rights

If we were voluntarily or involuntarily liquidated, dissolved or wound up, the holders of our outstanding shares of common stock would be entitled to share in the distribution of all assets remaining after payment of all of our liabilities and after satisfaction of prior distribution rights and payment of any distributions owing to holders of any outstanding shares of our preferred stock.

Liability for Calls and Assessments

The outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Shareholder Action

Except as required by law, a majority of the shares of our common stock entitled to be voted at a meeting constitutes a quorum for the transaction of business at a meeting. Each matter, other than the election of directors, is decided by a majority of votes cast. Directors are elected annually by a plurality of votes cast by the shares entitled to vote in an election at a meeting at which a quorum is present. Special meetings of our shareholders may be called by our Chairman of the Board, our Chief Executive Officer, our President or by our Board of Directors.

Except as otherwise provided by law or in our Articles of Incorporation, and subject to restrictions on the taking of shareholder action without a meeting under applicable law or the rules of a national securities association or exchange, action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes that would be required to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted.

Vacancies and Removal of Directors

Any vacancy, including a vacancy resulting from an increase in the number of directors, occurring on our Board of Directors may be filled by our shareholders, the Board of Directors or the affirmative vote of a majority of the remaining directors if less than a quorum of the Board of Directors or by a sole remaining director. Shareholders may remove one or more directors with or without cause at a meeting called expressly for that purpose.

Provisions with Possible Anti-Takeover Effects

An Oregon company may provide in its articles of incorporation or bylaws that certain control share and business combination provisions in the Oregon Business Corporation Act do not apply to its shares. We have not opted-out of these provisions.

Oregon Control Share Act. We are subject to Sections 60.801 through 60.816 of the Oregon Business Corporation Act, known as the “Oregon Control Share Act.” The Oregon Control Share Act generally provides that a person who acquires voting stock of an Oregon corporation, in a transaction that results in the acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation, cannot vote the shares it acquires in the acquisition. An acquiror is broadly defined to include companies or persons acting as a group to acquire the shares of the Oregon corporation. This restriction does not apply if voting rights are given to the control shares by:

•	a majority of the outstanding voting shares, including shares held by the company’s officers and employee directors; and

•	a majority of the outstanding voting shares, excluding the control shares held by the acquiror and shares held by the company’s officers and employee directors.

In order to retain the voting rights attached to acquired shares, this vote would be required when an acquiror’s holdings exceed 20% of the total voting power, and again at the time the acquiror’s holdings exceed 33 1/3% and 50%, respectively.

The acquiror may, but is not required to, submit to the target company an “acquiring person statement” including specific information about the acquiror and its plans for the company. The acquiring person statement may also request that the company call a special meeting of shareholders to determine whether the control shares will be allowed to have voting rights. If the acquiror does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders that is held more than 60 days after the date of the acquisition of control shares. If the acquiror’s control shares are allowed to have voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised fair value of their shares, which may not be less than the highest price paid per share by the acquiror for the control shares.

Shares are not deemed to be acquired in a control share acquisition if, among other things, they are acquired from the issuing corporation, or are issued pursuant to a plan of merger or exchange effected in compliance with the Oregon Business Corporation Act and the issuing corporation is a party to the merger or exchange agreement.

Oregon Business Combination Act. We are also subject to Sections 60.825 through 60.845 of the Oregon Business Corporation Act, known as the “Oregon Business Combination Act.” The Oregon Business Combination Act governs business combinations between Oregon corporations and a person or entity that acquires 15% or more of the outstanding voting stock of the corporation, thereby becoming an “interested shareholder.” The Oregon Business Combination Act generally provides that the corporation and the interested shareholder, or any affiliated entity of the interested shareholder, may not engage in business combination transactions for three years following the date the person acquired the shares. Business combination transactions for this purpose include:

•	a merger or plan of exchange;

•

any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of the corporation’s assets or outstanding capital stock; and

•	transactions that result in the issuance or transfer of capital stock of the corporation to the interested shareholder.

These business combination restrictions do not apply if:

•

the board of directors approves the business combination or the transaction that resulted in the shareholder acquiring the shares before the acquiring shareholder acquires 15% or more of the corporation’s voting stock;

•

as a result of the transaction in which the person acquired the shares, the acquiring shareholder became an interested shareholder and owner of at least 85% of the outstanding voting stock of the corporation, disregarding shares owned by employee directors and shares owned by certain employee benefits plans; or

•

the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation at an annual or special meeting of shareholders, disregarding shares owned by the interested shareholder, approve the business combination after the acquiring shareholder acquires 15% or more of the corporation’s voting stock.

DESCRIPTION OF FIRST MORTGAGE BONDS

We will issue the first mortgage bonds under our Indenture of Mortgage and Deed of Trust dated July 1, 1945, between us and HSBC Bank USA, National Association (formerly The Marine Midland Trust Company of New York), as trustee (the “Trustee”), as supplemented and amended. The original mortgage, as so supplemented and amended, is referred to as the “Mortgage.” The first mortgage bonds that we may issue under the Mortgage are referred to as the bonds.

The following summary of material provisions of the Mortgage is not complete and may not contain all of the information that is important to you. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the Mortgage, including the defined terms contained therein. We have filed the original mortgage, certain of the supplemental indentures amending the mortgage and the form of a new supplemental indenture for the issuance of new bonds (referred to in this prospectus as the supplemental indenture) as exhibits to the registration statement of which this prospectus is a part. You should read the Mortgage and the form of new supplemental indenture because those documents, and not this description, define your rights as a holder of the bonds. The Mortgage has been qualified under the Trust Indenture Act of 1939, and you should also refer to the Trust Indenture Act of 1939 for provisions that apply to the bonds.

Secured Obligations

The bonds, when issued, will be our senior secured obligations and will be secured equally and ratably with all of our other first mortgage bonds now outstanding or hereafter issued under the Mortgage, by a first lien on substantially all of our now owned or hereafter acquired tangible utility property (except cash, securities, accounts receivable, motor vehicles, materials and supplies, fuel, certain minerals and mineral rights, property located outside of the states of Oregon, Washington, California, Arizona, New Mexico, Idaho, Montana, Wyoming, Utah, Nevada, and Alaska, and certain other property specified in the Mortgage), subject, however, to certain permitted encumbrances and various exceptions, reservations, limitations, and minor irregularities and deficiencies in title which will not interfere with the proper operation and development of the mortgaged property. We refer to this collateral security as “bondable public utility property.”

The term “permitted encumbrances” means as of any particular time any of the following:

•

liens for taxes, assessments, or governmental charges for the then current year and taxes, assessments, or governmental charges not then delinquent; and liens for taxes, assessments, or governmental charges already delinquent, but whose validity is being contested at the time by us in good faith by appropriate proceedings;

•

liens and charges incidental to construction or current operation which have not at such time been filed or asserted or the payment of which has been adequately secured or which, in the opinion of counsel, are insignificant in amount;

•

liens, securing obligations neither assumed by us nor on account of which we customarily pay interest directly or indirectly, existing, either at July 1, 1945, or as to property thereafter acquired, at the time of acquisition by us, upon real estate or rights in or relating to real estate acquired by us for substation, measuring station, regulating station, or transmission, distribution, or other right-of-way purposes;

•

any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract, or statute to purchase, or designate a purchaser of, or order the sale of, any of our property upon payment of reasonable compensation therefor or to terminate any franchise, license, or other rights or to regulate our property and business;

•	the lien of judgments covered by insurance or if not so covered, not exceeding at any one time $100,000 in aggregate amount;

•

easements or reservations in respect of any of our property for the purpose of rights-of-way and similar purposes, reservations, restrictions, covenants, party wall agreements, conditions of record, and other encumbrances (other than to secure the payment of money) and minor irregularities or deficiencies in the record evidence of title, which in the opinion of counsel (at the time of the acquisition of the property affected or subsequently) will not interfere with the proper operation and development of the property affected thereby;

•

any lien or encumbrance, moneys sufficient for the discharge of which have been deposited in trust with the Trustee or with the trustee or mortgagee under the instrument evidencing such lien or encumbrance, with irrevocable authority to the Trustee or to such other trustee or mortgagee to apply such moneys to the discharge of such lien or encumbrance to the extent required for such purposes; and

•	the lien reserved for rent and for compliance with the terms of the lease in the case of leasehold estates.

The Mortgage permits the acquisition of property subject to prior liens. However, no property subject to prior liens (other than purchase money liens) may be acquired (i) if at the date the property is acquired, the principal amount of indebtedness secured by prior liens, together with all of our other prior lien indebtedness, is greater than 10% of the aggregate principal amount of debt securities outstanding under the Mortgage, (ii) if at the date the property is acquired, the principal amount of indebtedness secured by prior liens is greater than 60% of the cost of such property to us, or (iii) in certain cases if the property had been used by another entity in a business similar to ours, unless the net earnings of such property meet certain tests.

We have covenanted, among other things,

•	to not issue debt securities under the Mortgage in any manner other than in accordance with the Mortgage;

•	except as permitted by the Mortgage, to keep the Mortgage a first priority lien on the property subject to it;

•	except as permitted by the Mortgage, to not suffer any act or thing whereby all of the properties subject to it might or could be impaired; and

•

in the event that we are no longer required to file reports with the SEC, and so long as the bonds are outstanding, to furnish to the Trustee the financial and other information that would be required to be contained in the reports filed with the SEC on Forms 10-Q, 10-K, and 8-K if we were required to file such reports.

Redemption and Purchase of Bonds

A prospectus supplement will disclose any provisions for the redemption or purchase of any particular series of bonds. Cash deposited under any provision of the Mortgage (with certain exceptions) may be applied to the purchase of the bonds.

Sinking Fund Provisions

We may establish a sinking fund for the benefit of a particular series of bonds. If a sinking fund is established we will be required to deposit with the trustee at certain specified times sufficient cash to redeem a percentage of or the whole series. The prospectus supplement with respect to that series will state the price or prices at which, and the terms and conditions upon which, the bonds will be redeemed. The prospectus supplement will also set forth the percentage of securities of the series to be redeemed.

Replacement Fund

If the amount of the minimum provision for depreciation upon bondable public utility property (as defined above) exceeds the balance of property additions credits available in any year, we will pay the excess to the Trustee on May 1 of the following year by either payments in cash or by delivery of first mortgage bonds. The balance of property additions available for credit is the net of the aggregate property additions acquired or constructed by us from March 31, 1945, to the end of the calendar year for which the payment is due, less property additions that (i) have been previously made the basis for action or credit under the Mortgage or (ii) have been used as a credit on all previous replacement fund certificates. We may, at our election, credit against any deficiency in the replacement fund amount (i) available retirements of first mortgage bonds, (ii) certain expenditures on bondable public utility property subject to prior lien, and (iii) certain retirements of prior lien indebtedness. If those credits at any time exceed the replacement fund requirement, we may withdraw cash or first mortgage bonds held by the Trustee in the replacement fund. We may also reinstate available retirements of first mortgage bonds that we previously took as credit against any replacement fund requirement. Cash deposited in the replacement fund may, at our option, be applied to the redemption or purchase of bonds or, in certain circumstances, to the redemption or purchase of other first mortgage bonds. The redemptions of the bonds would be at the then applicable regular redemption prices.

Minimum Provision for Depreciation

Under the Mortgage, there is a “minimum provision for depreciation” of bondable public utility property. The aggregate amount of the minimum provision for depreciation of bondable public utility property for any period after March 31, 1945, is $35,023,487.50 plus an amount for each calendar year or fraction of a year after December 31, 1966, equal to the greater of (i) 2% of depreciable bondable public utility property, as shown by our books as of January 1 of that year, as to which we were required to make appropriations to a reserve for depreciation or obsolescence or (ii) the amount we actually appropriated in respect of the depreciable bondable public utility property to a reserve for depreciation or obsolescence, in either case less an amount equal to the aggregate of (a) the amount of any property additions which we made as the basis for a sinking fund credit during the calendar year, and (b) 166 2/3% of the principal amount of any first mortgage bonds of any series which we credited against any sinking fund payment or which we redeemed in anticipation of, or out of moneys paid to the Trustee on account of, any sinking fund payment due during the calendar year. The property additions and first mortgage bonds referred to in (a) and (b) above become disqualified from being made the basis of the authentication and delivery of first mortgage bonds or any other further action or credit under the Mortgage. In addition, the minimum provision for depreciation shall also include (1) the amount of any property additions referred to in (a) above which after December 31, 1966, were made the basis for a sinking fund credit pursuant to the provisions of a sinking fund for first mortgage bonds of any series, and thereafter became “available additions” as a result of the fact that all first mortgage bonds of such series ceased to be outstanding, and (2) 166 2/3% of the principal amount of first mortgage bonds referred to in (b) above, which after December 31, 1966, were credited against any sinking fund payment, or were redeemed in anticipation of, or out of moneys paid to the Trustee on account of, any sinking fund payment for first mortgage bonds of any series, and thereafter became available retirements of first mortgage bonds as a result of the fact that all first mortgage bonds of such series ceased to be outstanding.

Issuance of Additional Bonds

Subject to the issuance restrictions described below, we may issue an unlimited amount of first mortgage bonds under the Mortgage. First mortgage bonds may be issued from time to time on the basis of, and in an aggregate principal amount not exceeding, the following: (i) 60% of the amount of available additions; (ii) an amount of cash deposited with the Trustee; and/or (iii) the aggregate principal amount of available retirements of first mortgage bonds.

With certain exceptions in the case of (iii) above, the issuance of first mortgage bonds is subject to the amount of net earnings available for interest for 12 consecutive months within the preceding 15 months being at least twice the annual interest requirements on all first mortgage bonds to be outstanding and all prior lien indebtedness. Cash deposited with the Trustee pursuant to (ii) above may be (a) withdrawn in an amount equal to 60% of available additions, (b) withdrawn in an amount equal to the aggregate principal amount of available retirements of first mortgage bonds, or (c) applied to the purchase or redemption of first mortgage bonds.

Available additions are determined, at any time, by deducting from the aggregate amount of property additions since March 31, 1945, (i) the greater of the aggregate amount of retirements of bondable public utility property not subject to a prior lien, or the aggregate amount of the minimum provision for depreciation upon bondable public utility property not subject to a prior lien since March 31, 1945, and (ii) the aggregate amount of available additions theretofore made the basis for action or credit under the Mortgage. Property additions taken as a credit against the replacement fund requirement are not deemed to be “made the basis for action or credit.”

Dividend Restrictions

So long as any of the bonds, or any of the first mortgage bonds authenticated under the Mortgage are outstanding, we will be subject to the following restrictions:

•	we may not pay or declare dividends (other than stock dividends) or other distributions on our common stock, and

•	we may not purchase any shares of our capital stock (other than in exchange for or from the proceeds of other shares of our capital stock),

in either case if the aggregate amount distributed or expended after December 31, 1944, would exceed the aggregate amount of our net income, as adjusted, available for dividends on our common stock accumulated after December 31, 1944.

Release and Substitution of Property

Property subject to the lien of the Mortgage may (subject to certain exceptions and limitations) be released only upon the substitution of cash, purchase money obligations, or certain other property or upon the basis of available additions or available retirements of bonds.

Subject to the terms and conditions contained in the Mortgage, we:

•

may, at any time, without the consent of the Trustee, sell, exchange, or otherwise dispose of, free from the lien of the Mortgage, any property subject to the lien of the Mortgage, which has become worn out, unserviceable, undesirable, or unnecessary for use in the conduct of our business; upon replacing or modifying such property, such replacement or modified property shall without further action become subject to the lien of the Mortgage;

•

may, at any time, sell, exchange, or dispose of any property (except cash, securities, or other personal property pledged or deposited with or required to be pledged or deposited with the Trustee), and the Trustee shall release such property from the operation and lien of the Mortgage upon receipt by the Trustee of certain documents and, subject to certain exceptions, cash in an amount equal to the fair value of such property;

•

shall, in the event any property is taken by the exercise of the power of eminent domain or otherwise purchased or ordered to be sold by any governmental body, deposit with the Trustee the award for or proceeds of any property so taken, purchased or sold, and such property shall be released from the lien of the Mortgage;

•

may, at any time, without the consent of the Trustee, sell, exchange, or otherwise dispose of any property (except cash, securities, or other personal property pledged or deposited with or required to be pledged or deposited with the Trustee) subject to the lien of the Mortgage which is no longer used or useful in the conduct of our business, provided the fair values of the property so sold, exchanged, or otherwise disposed of in any one calendar year shall not exceed $50,000 and cash in an amount equal to the fair value of the property is deposited with the Trustee; and

•

may, in lieu of depositing cash with the Trustee as required above, deliver to the Trustee purchase money obligations secured by a mortgage on the property to be released or disposed of, a certificate of the trustee or other holder of a prior lien on any part of the property to be released stating that a specified amount of cash or purchase money obligations have been deposited with such trustee or other holder, or certain other certificates from us.

Subject to certain conditions specified in the Mortgage, moneys deposited with the Trustee may be:

•	withdrawn by us to the extent of available additions and available first mortgage bond retirements;

•	withdrawn by us in amount equal to the lower of cost or fair value of property additions acquired or constructed by us; and

•	used to purchase or redeem first mortgage bonds of any series.

Notwithstanding the foregoing, proceeds received by the Trustee from a sale or disposition of substantially all of our electric properties at Portland, Oregon, may be applied only to the retirement of first mortgage bonds outstanding under the Mortgage.

Modification of the Mortgage

Under the Mortgage, our rights and obligations and the rights of the holders of the bonds may be modified with the consent of the holders of 75% in aggregate principal amount of the outstanding first mortgage bonds, including the consent of holders of 60% in aggregate principal amount of the first mortgage bonds of each series affected by the modification. No modification of the principal or interest payment terms, no modification permitting the creation of any lien not otherwise permitted under the Mortgage, and no modification reducing the percentage required for modifications, will be effective without the consent of the holders of all first mortgage bonds then outstanding. The Mortgage may also be modified in various other respects not inconsistent with the Mortgage and which do not adversely affect the interests of the holders of bonds.

Consolidation, Merger, and Conveyance of Assets

The terms of the Mortgage do not preclude us from merging or consolidating with, or from transferring all of the trust estate substantially as an entirety to, a corporation lawfully entitled to acquire and operate our utility assets (a “successor corporation”), provided that the lien and security of the Mortgage and the rights and powers of the Trustee and the holders of the bonds continue unimpaired. Any such merger, consolidation, or transfer, if it involves a successor corporation owning property subject to existing liens, must comply with the requirements of the Mortgage relating to the acquisition of property subject to a prior lien, which requirements are described in the third paragraph under “Secured Obligations” above. At or before the time of any such merger, consolidation, or transfer permitted by the Mortgage, the successor corporation must execute and record a supplemental indenture with the Trustee pursuant to which the successor corporation assumes all of our obligations under the Mortgage and agrees to pay the bonds in accordance with their terms. Thereafter, the successor corporation will have the right to issue additional first mortgage bonds under the Mortgage in accordance with its terms, and all such first mortgage bonds shall have the same legal rank and security as the bonds and the other first mortgage bonds issued under the Mortgage. Property acquired by the successor corporation after a merger, consolidation, or transfer described above shall not be subject to the lien of the Mortgage unless expressly made a part of the trust estate pursuant to a supplemental indenture.

The Mortgage does not contain any provisions that afford holders of bonds special protection in the event that we consummate a highly leveraged transaction; however, the bonds would continue to be entitled to the benefit of a first priority lien on the property subject to the Mortgage (other than property acquired by us subject to a prior lien) as described above.

Defaults and Notice

Each of the following will constitute a default:

•	failure to pay the principal when due;

•	failure to pay interest for 60 days after it is due;

•	failure to deposit any sinking or replacement fund payment for 60 days after it is due;

•	certain events in bankruptcy, insolvency, or reorganization of us; and

•	failure to perform any other covenant in the Mortgage that continues for 60 days after being given written notice, including the failure to pay any of our other indebtedness.

The Trustee may withhold notice to the holders of first mortgage bonds of any default (except in payment of principal, interest, or any sinking or purchase fund installment) if it in good faith determines that withholding notice is in the interest of the holders of the first mortgage bonds issued under the Mortgage.

If an event of default occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the first mortgage bonds may declare the entire principal and accrued interest due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the first mortgage bonds can annul the declaration and its consequences.

No holder of first mortgage bonds may enforce the lien of the Mortgage, unless (i) it has given the Trustee written notice of default, (ii) the holders of 25% of the first mortgage bonds have requested the Trustee to act and have offered the Trustee reasonable indemnity, and (iii) the Trustee has failed to act within 60 days. The holders of a majority in principal amount of the first mortgage bonds may direct the time, method, and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee.

Evidence to be Furnished to the Trustee

Compliance with Mortgage provisions is evidenced by the written statements of our officers or persons we selected and paid. In certain cases, opinions of counsel and certificates of an engineer, accountant, appraiser, or other expert (who in some instances must be independent) must be furnished. Various certificates and other papers are required to be filed annually and upon the occurrence of certain events, including an annual certificate with respect to compliance with the terms of the Mortgage and the absence of defaults.

Interest and Payment

The prospectus supplement will set forth:

•	the interest rate or rates or the method of determination of the interest rate or rates of the bonds;

•	the date or dates on which the interest is payable; and

•	the office or agency in the Borough of Manhattan, City and State of New York at which interest will be payable.

Concerning the Trustee

HSBC Bank USA, National Association (formerly The Marine Midland Trust Company of New York) is the Trustee under the Mortgage. The holders of a majority in principal amount of the outstanding first mortgage bonds issued under the Mortgage may direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Mortgage provides that if default occurs (and it is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to these provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Mortgage at the request of any holder of securities issued under the Mortgage, unless that holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability, or expense, and then only to the extent required by the terms of the Mortgage. The Trustee may resign from its duties with respect to the Mortgage at any time or may be removed by us. If the Trustee resigns, is removed, or becomes incapable of acting as Trustee or a vacancy occurs in the office of the Trustee for any reason, a successor Trustee shall be appointed in accordance with the provisions of the Mortgage.

Governing Law

The Mortgage provides that it and any bonds issued thereunder are governed by, and construed in accordance with, the laws of the state of New York, except to the extent the Trust Indenture Act of 1939 otherwise applies.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. In addition, our common stock is listed and traded on the New York Stock Exchange. You may also inspect the information we file with the SEC at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available through our web site at www.portlandgeneral.com. However, information on our web site is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.

This prospectus is part of a registration statement filed by us with the SEC. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated above, or from us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered part of this prospectus, except for any information that is modified or superseded by information contained in this prospectus or any other subsequently filed document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. Accordingly, we incorporate by reference the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which we filed with the SEC on February 25, 2010;

•

Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, which we filed with the SEC on May 4, 2010, August 5, 2010 and October 28, 2010, respectively;

•	Current Reports on Form 8-K, which we filed with the SEC on January 8, 2010, February 19, 2010, March 12, 2010, May 17, 2010 and October 8, 2010;

•

The description of our common stock contained in Item 1 of our Form 8-A filed with the SEC on March 31, 2006 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendment filed for the purpose of updating such description; and

•

All documents filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and before the termination of an offering under this prospectus, other than documents or information deemed furnished and not filed in accordance with SEC rules.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, without charge, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference into this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct requests for such copies to:

Portland General Electric Company

121 SW Salmon Street

Portland, Oregon 97204

Attention: Tamara Neitzke, Assistant Treasurer

Telephone: (503) 464-7129

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, J. Jeffrey Dudley, our General Counsel, and Skadden, Arps, Slate, Meagher & Flom LLP, will pass upon certain legal matters for us in connection with the securities offered by this prospectus. As of November 18, 2010, Mr. Dudley owned 3,120 shares of our common stock. Pursuant to various stock and employee benefit plans, Mr. Dudley is eligible to purchase and receive shares of our common stock and to receive options to purchase shares of common stock.

EXPERTS

The consolidated financial statements incorporated by reference in this Prospectus from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

11,100,000 Shares

Portland General Electric Company

Common Stock

Prospectus Supplement

June     , 2013

Joint Book-Running Managers

Barclays

J.P. Morgan

Wells Fargo Securities

BofA Merrill Lynch

Co-Manager

Morgan Stanley